Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES CLOSURE OF CHINA MANUFACTURING FACILITY IN LINE WITH STRATEGIC TRANSFORMATION

ELYRIA, Ohio - (June 26, 2017) - Invacare Corporation (NYSE: IVC) today announced the closure of its Suzhou, China, manufacturing facility, effective June 26, 2017. This change is consistent with the second phase of the company’s strategic transformation, which is focused on leveraging the company’s infrastructure and improving efficiencies. The company has transferred production from the Suzhou facility to Invacare operations located closer to its regional customers.

“The Suzhou facility has been an important part of our manufacturing network primarily serving the North America and Europe markets. However, optimizing our global infrastructure is an essential part of our becoming a more sustainably profitable business. We are focused on having the right number of facilities in the right locations to better meet the needs of our customers. We will continue to serve the China market through our distributor partners,” said Matthew E. Monaghan, chairman, president and chief executive officer.

The closure is expected to generate an incremental $4.0 million in annualized pre-tax savings in the North America/Home Medical Equipment (HME) segment. Due to this realignment, the company expects to incur restructuring charges of approximately $3.0 million on a pre-tax basis in the North America/HME segment that will be accrued in the second quarter of 2017, including severance costs for approximately 150 associates. Consistent with the company’s commitment to minimize the impact on associates, transition assistance will be provided to affected employees.

Dynamic Controls, Invacare’s electronics subsidiary and part of the Asia/Pacific segment, will continue to have a manufacturing site in Suzhou, China.

About Invacare Corporation
Invacare Corporation (NYSE: IVC) is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and heading to work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current business initiatives, including the facility closure in Suzhou, China; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.